Exhibit 99.1

       Antigenics Reports Second Quarter 2006 Financial Results

    NEW YORK--(BUSINESS WIRE)--Aug. 1, 2006--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended June 30, 2006. The company incurred a net loss attributable to common stockholders of $14.3 million, or $0.31 per share, basic and diluted, for the second quarter of 2006, compared with a net loss attributable to common stockholders in the second quarter of 2005 of $21.3 million, or $0.47 per share, basic and diluted. The decreased loss reflects, among other factors, the company's ongoing commitment to reducing cash burn. Research and development costs decreased to $7.9 million in the quarter ended June 30, 2006, compared with $13.1 million for the quarter ended June 30, 2005. General and administrative expenses decreased to $5.4 million in the quarter ended June 30, 2006, compared with $7.5 million in the same period in 2005. As a result of the adoption of Statement of Financial Standards No. 123R, effective January 1, 2006, Antigenics incurred a non-cash charge related to the expensing of stock-based compensation of $1.0 million, or $0.02 per share, basic and diluted, in the second quarter of 2006. Of this charge, $0.1 million was included in research and development costs, and $0.9 million was included in general and administrative expenses. Cash, cash equivalents and short-term investments amounted to $31.9 million on June 30, 2006. Subsequent to the end of the quarter, Antigenics received a $3 million cash payment related to QS-21.
    "In the past year we have significantly reduced our burn rate while simultaneously positioning Antigenics to maximize the value of our most important assets, including Oncophage, QS-21, Aroplatin and AG-707," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "Additional analysis of our Phase 3 trials in kidney cancer and melanoma indicates that Oncophage is associated with clinically meaningful benefit in better-prognosis patients. In addition, our new QS-21 license and supply agreements with GlaxoSmithKline represent an important collaboration for both companies as a new generation of prophylactic and therapeutic vaccines nears commercialization."

    Corporate Update

    -- Antigenics recently announced the expansion of its QS-21 Stimulon(R) adjuvant license and supply agreements with GlaxoSmithKline Biologics (GSK). Antigenics will receive manufacturing fees, milestone payments and royalties on net sales for at least 10 years after first commercial sale.

    -- QS-21 is currently being used in 20 clinical-stage product candidates in development by six of Antigenics' collaborative partners. The first product could launch as early as 2010.

    -- Recent data from Phase 3 trials in nonmetastatic kidney cancer and metastatic melanoma indicate that Oncophage(R) (vitespen) shows clinically significant anticancer activity in better-prognosis patients, which corroborates extensive preclinical research. In the kidney cancer trial, Oncophage was associated with a 43-percent improvement in recurrence-free survival (P = 0.018; hazard ratio = 0.567) in a subset of 361 better-prognosis nonmetastatic kidney cancer patients. In the melanoma trial, Oncophage was associated with a 143-percent improvement in overall survival (P = 0.017; hazard ratio = 0.427) in a subset of earlier-stage metastatic melanoma patients receiving at least 10 doses of vaccine.

    -- Antigenics continues to follow patients for overall survival and recurrence-free survival in its Phase 3 study of Oncophage in nonmetastatic kidney cancer. The company is exploring the most expeditious development and commercialization path for this product.

    -- Enrollment in the Phase 1 study of Aroplatin(TM) (L-NDDP) in solid tumors and B-cell lymphomas has proceeded at a rapid pace. Due to the specific biodistribution characteristics of Aroplatin and a high unmet medical need, pancreatic cancer has been identified as a potential path forward for this product.

    -- Enrollment continues in Antigenics' Phase 1 trial of AG-707 in genital herpes as well as for an investigator-sponsored Phase 1/2 study of Oncophage in recurrent glioma, being conducted at the University of California, San Francisco. The first cohort of patients in the glioma study has been fully enrolled.

    --  As announced in July, Shalini Sharp will succeed Peter
        Thornton as chief financial officer as of September 30, 2006. Additionally, Christine Klaskin will become vice president of finance.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 3169931. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on August 15, 2006. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 3169931. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; ATRA-IV, a liposomal retinoic acid; AG-707, a therapeutic vaccine for the treatment of genital herpes; AU-801, a preclinical program targeting autoimmune disorders; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding the company's ongoing commitment to reduce cash burn; the company's potential revenue from development milestones, manufacturing fees and royalties under its QS-21 agreements with GSK; the development of products containing QS-21 by the company's collaborative partners and licensees; the company's ongoing collection of data from its Oncophage Phase 3 Part 1 kidney cancer trial and the future clinical development and commercialization of Oncophage; and its future preclinical and Phase 1 clinical programs involving Aroplatin and AG-707, and potential development paths. These risks and uncertainties include, among others, the risk of unfavorable data resulting from the analysis of the Oncophage Phase 3 Part 1 kidney cancer trial data; retention of key employees; clinical trial enrollment; decisions by collaborative partners and licensees; decisions by regulatory agencies; timing and results of clinical and preclinical studies; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on May 12, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


         Summary Condensed Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                 (in thousands, except per share data)
                              (unaudited)

                            Three months ended     Six months ended
                                  June 30,              June 30,
                              2006       2005       2006       2005
                            ---------  ---------  ---------  ---------

Revenue                          $96        $85       $156       $205

Operating expenses:
Research and development       7,866     13,093     16,376     24,396
General and administrative     5,407      7,471     11,283     14,271
Restructuring costs              645        606      1,374        606

                            ---------  ---------  ---------  ---------
Operating loss               (13,822)   (21,085)   (28,877)   (39,068)

Other expense, net              (266)       (43)      (445)       (63)

                            ---------  ---------  ---------  ---------
Net loss                     (14,088)   (21,128)   (29,322)   (39,131)

Dividends on Series A
 convertible preferred stock    (198)      (198)      (395)      (395)

                            ---------  ---------  ---------  ---------
Net loss attributable to
 common stockholders        $(14,286)  $(21,326)  $(29,717)  $(39,526)
                            =========  =========  =========  =========

Per common share data, basic and diluted:
Net loss attributable to
 common stockholders          $(0.31)    $(0.47)    $(0.65)    $(0.87)
Weighted average number of
 common shares outstanding,
 basic and diluted            45,811     45,564     45,757     45,563

               Condensed Consolidated Balance Sheet Data
                            (in thousands)
                              (unaudited)
                                                     June    December
                                                      30,       31,
                                                     2006      2005
                                                    --------  --------

Cash, cash equivalents and short-term investments   $31,867   $61,748
Total assets                                         69,130   104,151
Total stockholders' equity                            3,047    31,899

    CONTACT: Antigenics
             Investor Relations
             Shalini Sharp, 800-962-2436
             ir@antigenics.com
                 or
             Corporate Communications
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com